EXHIBIT A

 FIRST TRUST EXCHANGE-TRADED FUND II

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FUNDS                                                                                           DATE
First Trust Dow Jones STOXX(R) European Select Dividend Index Fund                         January 31, 2011
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund                      January 31, 2011
First Trust Dow Jones Global Select Dividend Index Fund                                    January 31, 2011
First Trust Europe Select AlphaDEX(TM) Fund                                                January 31, 2011
First Trust Japan Select AlphaDEX(TM) Fund                                                 January 31, 2011
First Trust ISE Global Wind Energy Index Fund                                              January 31, 2011
First Trust ISE Global Engineering and Construction Index Fund                             January 31, 2011
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund                   November 9, 2011
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